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Exhibit 3.6

                          CERTIFICATE OF INCORPORATION
                                       OF
                          BRITWILL FUNDING CORPORATION

         ARTICLE ONE: The name of the corporation is BritWill Funding Corporation (the "Corporation").

         ARTICLE TWO: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County. The Corporation's registered agent for service of process at that address is The Corporation Trust Company.

         ARTICLE THREE: The purposes of the Corporation are:

                  (a) to purchase or otherwise acquire accounts receivable related to the provision of healthcare services ("Receivables") including, but not limited to, Receivables of which the account obligors are Medicare, Medicaid, the Civilian Health & Medical Program of the Uniform Services (CHAMPUS), private insurers, health maintenance organizations and preferred provider organizations and to borrow money secured by such Receivables;

                  (b) to provide (or arrange for the provision of) services necessary for the collection of such Receivables and the maintenance of the ownership of such Receivables and the proceeds thereof; and

                  (c) to engage in such activities and to exercise such powers permitted to corporations under the laws of the State of Delaware that are necessarily incident to or connected with the foregoing or necessary to accomplish the foregoing.

         ARTICLE FOUR: The name and mailing address of the sole incorporator is Andrew R. Mylott, Esq., 1301 Avenue of the Americas, New York, New York 10019.

         ARTICLE FIVE: The aggregate number of shares which the Board of Directors of the Corporation shall have authority to issue is 1,000 shares and the par value of each such share is $1.00. All such shares are of one class and are designated common shares.

         ARTICLE SIX: The Corporation shall be operated in such a manner that it would not be substantively consolidated in the trust estate of any other individual, corporation, partnership, joint venture, trust or unincorporated organization or any other legal entity, whether acting in an individual, fiduciary or other capacity (each, a "Person") in the event of a bankruptcy or insolvency of such Person and in such regard, the Corporation shall:

                  (a) not become involved in the day-to-day management of any other Person;


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                  (b) not engage in transactions with any other Person other than those activities described in ARTICLE THREE hereof and matters necessarily incident thereto;

                  (c) maintain separate corporate records and books of accounts and a separate business office from any other Person;

                  (d) maintain its assets separately from the assets of any other Person (including through the maintenance of a separate bank account);

                  (e) maintain separate financial statements, books and records from any other Person;

                  (f) not guarantee any other Person's obligation or advance funds to, or accept funds from, any other Person for the payment of expenses or otherwise;

                  (g) conduct all business correspondence of the Corporation and other communications in the Corporation's own name, on its own stationery and through a separately-listed telephone number; and

                  (h) not act as an agent of any other Person in any capacity.

         ARTICLE SEVEN: At all times, at least one of the directors (the "Independent Director") of the Corporation shall be an independent director who
(i) shall at no time be a shareholder, or a director, officer, employee, affiliate or associate of any shareholder, of the Corporation and (ii) shall be acceptable to General Electric Capital Corporation.

         ARTICLE EIGHT: Notwithstanding any other provision of the Certificate of Incorporation any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the affirmative vote of the Independent Director:

                  (a) institute proceedings to be adjudicated insolvent, or consent to the institution of any bankruptcy or insolvency case or proceeding against it, or file or consent to a petition under any applicable federal or state law relating to bankruptcy, seeking the Corporation's liquidation or reorganization or any other relief for the Corporation as debtor, or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any action;

                  (b) amend, alter, change or repeal ARTICLE THREE, SIX or SEVEN hereof or this ARTICLE EIGHT;

                  (c) engage in any business or activity other than as authorized by ARTICLE THREE hereof;


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                  (d) dissolve or liquidate, in whole or in part; or

                  (e) consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into the Corporation or convey, transfer or lease its property and assets substantially as an entirety to the Corporation.

         IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinbefore named, does hereby certify that the statements contained herein are true and, accordingly, does hereby sign this Certificate of Incorporation this 14th day of November, 1994.

                                    /s/ Andrew R. Mylott
                                    --------------------------------
                                    Andrew R. Mylott, Esq.
                                    Sole Incorporator


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